Exhibit 4.5

Thank you for allowing us to serve you with your Paycheck Protection Program loan. We recognize the significant role these funds will play in the sustainability and future growth of your organization during this challenging time for our clients, communities, and nation.

Please remember to maintain the necessary records to obtain the provided loan forgiveness as soon as possible. We are expecting borrowers to provide us with the information required to apply for full forgiveness of loan balances no later than eight (8) weeks from the loan origination date. This is a critical part of this program, and by working with us on your loan, you acknowledge that you will help us better serve other borrowers by providing this information accurately and in conjunction with the above timeline.

We are here and have been since 1893. Please continue to look to us for help, guidance, and advice for your financial services and needs. Times are challenging and unsure, but we believe it is in these times we can provide the most value. We energetically embraced the Paycheck Protection Program because we know it is critical for you, and so many others, and we will equally embrace and engage anything we know provides such a tremendous benefit to those we serve.

We are proud to serve you and do not take that privilege lightly, and we look forward to serving you again as our nation triumphs over the current circumstances and emerges stronger than ever. With the deepest appreciation and best wishes for your continued success, I am

Very gratefully yours,

Brian K. Plum

Chief Executive Officer

Member FDIC	Blue Ridge Bank, N.A.	www.mybrb.com
Equal Housing Lender

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ACH TRANSFER AUTHORIZATION

You are authorizing Blue Ridge Bank N.A. to deposit your SBA Payroll Protection Program proceeds into the below referenced deposit account. The borrower is responsible for verifying the accuracy of the information completed on this document.

Account Holder(s) Name(s): RPC Design & Manufacturing LLC

Amount to be Transferred: $ 205,100.00

CREDIT TO

Account Title:

Financial Institution:

Account Number:

Routing Number:

Type of Account: Checking           Savings

Authorization Agreement:

Account Holder hereby authorizes Blue Ridge Bank to deposit SBA Payroll Protection Program funds into the account listed above. If this agreement changes any prior authorization between you and the Account Holder, the prior authorization is hereby canceled, and Account Holder instructs Blue Ridge Bank to follow this authorization. Account Holder further acknowledges that you have no responsibility to contact Account Holder when the above transfer occur. Account Holder understands that Account Holder can call Blue Ridge Bank to find out whether or not the transfer has been made. Account Holder further acknowledges that the Financial Institution will not be liable for any charges, including but not limited to, any charges related to items returned because of insufficient funds, or for any late charges or additional interest if this authorization is for time- sensitive transactions. A $100.00 service charge will be imposed for each transfer.

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SBA PAYCHECK PROTECTION PROGRAM LOAN AGREEMENT

This SBA Paycheck Protection Program Loan Agreement (“Agreement”) is by and between Blue Ridge Bank, N.A. (“Bank”) and the borrower (“Borrower”) executing this Agreement below, applies to the loan (“Loan”) evidenced by the Paycheck Protection Program Note (“Note”) of even date herewith, and is entered into pursuant to Sections 1102 and 1106 of the Coronavirus Aid, Relief and Economic Security Act (“Act”) and the Interim Final Rule of the Small Business Administration (“SBA”) promulgated on April 2, 2020 and identified therein as Docket No. SBA-2020-0015, 13 C.F.R. Part 120 and supplemented by the SBA on April 4, 2020 (“Rule”) (the Act and the Rule are collectively, the “Program”). The term “Loan Documents” as used herein means this Agreement, the Note, the Paycheck Protection Program Borrower Application Form submitted by Borrower to the SBA in connection with the Loan (“Application”) and all documentation and written information provided by Borrower to Bank or to the SBA pursuant to the Application (“Application Documents”). The term “Obligations” as used herein means the principal balance of the Note and all interest accrued thereon.

Relying upon the covenants, agreements, representations and warranties made herein by Borrower, Bank is willing to extend credit to Borrower upon and subject to the terms and conditions set forth herein and in the Note. Bank and Borrower agree as follows:

1.	Borrower covenants, agrees, represents and warrants that:

a.	All information, answers, statements, records, calculations, authorizations, certifications and other documentation provided with or made by Borrower in the Application or the Application Documents are truthful, accurate and complete.

b.	Borrower will expend the proceeds of the Note in compliance with the Program, will expend no less than 75% of the proceeds of the Note for “payroll costs”, as defined in the Act and item 2.f. of the Rule, and will expend the remainder of the proceeds of the Note for other eligible expenses qualifying for forgiveness under the Program and as certified by Borrower in the Application.

c.	Borrower will exercise its best and most diligent efforts to comply with all requirements of the Program necessary to enable forgiveness of the Obligations (“Forgiveness”) under the Program and any Additional Rule (as defined below).

d.	Borrower shall not conduct its business activities or otherwise engage in activities that would prevent Forgiveness.

e.	Borrower will operate its business in compliance with all federal, state and local laws, rules and regulations applicable to its business, properties, operations or finances.

f.	Borrower shall allow and provide to Bank and its agents, during normal business hours, access to its books, records, accounting records and such other documents of Borrower as Bank shall reasonably require, including books, records, accounting records and such other documents held by a third party on behalf of Borrower or to enable the third party to provide services to Borrower (other than attorney-client privileged materials).

2.                  Borrower covenants and agrees that should Bank request the SBA to purchase the expected forgiveness amount of the Obligations as provided by the Program, Borrower will promptly and fully provide to Bank all documents, statements, calculations, records, certifications, authorizations and other information (“Submission Materials”) necessary for Bank to make such request and to provide to the SBA a complete report (as described in the Rule), including all supporting Submission Materials necessary for Bank to document all prior expenditures of the proceeds of the Note by Borrower and to make and establish to the satisfaction of the SBA the Bank’s reasonable expectation of additional expenditures of the proceeds of the Note to be made by Borrower.

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3.                  Borrower covenants and agrees that upon such time as the Program and/or any Additional Rule permits Borrower and/or Lender to seek Forgiveness, then either, as applicable, (a) upon the request of Bank, Borrower will promptly and fully file or otherwise provide to the SBA all Submission Materials required by the SBA in order to promptly effect Forgiveness, or (b) promptly and fully provide to Bank all Submission Materials required by the SBA necessary for Bank to file or otherwise provide to the SBA all materials necessary to promptly effect Forgiveness, and Borrower shall certify and warrant to Bank the truthfulness, accuracy and completeness of all such Submission Materials provided to the SBA or Bank.

4.                  Borrower covenants and agrees that in the event that there shall be an Additional Rule pursuant to which the SBA, the United States Department of the Treasury (“Treasury”), any other department, agency or administration of the United States Government, or any facility, fund or any other mechanism established or sponsored by the SBA, the Treasury or any other such department, agency or administration (a “Facility”) is enabled to purchase, forgive or otherwise extinguish any or all of the Obligations by reimbursing or otherwise paying to Bank the Obligations or any portion thereof (a “Repurchase”), then either, as applicable, (a) upon the request of Bank, Borrower will promptly and fully file or otherwise provide to the SBA, the Treasury or the Facility all Submission Materials required by the SBA, the Treasury or the Facility to promptly effect the Repurchase, or (b) promptly and fully provide to Bank all Submission Materials required by the SBA, the Treasury or the Facility necessary for Bank to file or otherwise provide to the SBA, the Treasury or the Facility all materials necessary to effect the Repurchase, and Borrower shall certify to Bank the truthfulness, accuracy and completeness of all Submission Materials provided to the SBA, the Treasury, the Facility or Bank.

5.                  Borrower and Bank agree that interest on the principal balance of the Note shall be deferred for a period of six (6) months from the date hereof (“Deferred Interest”), and that the principal balance of the Note and accrued interest therein (including the Deferred Interest) will be paid to the Bank as provided in the Note.

6.                  Borrower and Bank agree that upon an Event of Default (as defined in the Note), Bank may declare a Default (as defined in and as provided by the Note) and take such actions as are permitted by the Note.

7.                  Borrower agrees that, except as preempted by the Program or any Additional Rule and except as interpretation of the terms hereof require reference to the Program or any Additional Rule, this Agreement shall be governed by and controlled as to enforcement, validity and effect by the laws, statutes and court decisions of the State of Virginia. All disputes, actions or proceedings between Borrower and Bank arising directly, indirectly or otherwise in connection with this Agreement or any other Loan Documents shall be litigated in the federal or state courts, as applicable, having jurisdiction over the situs of Bank’s principal office. Borrower consents and submits to the jurisdiction of the courts specified in the preceding sentence, and waives any right to seek to transfer or to change the venue of any such litigation.

BORROWER AGREES THAT ANY LITIGATION RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL BE COMMERCIAL IN NATURE AND COMPLEX. IN ORDER TO MINIMIZE THE COSTS AND TIME INVOLVED IN ANY LITIGATION, BORROWER KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO, BASED UPON OR ARISING OUT OF ANY LOAN DOCUMENT. BORROWER ACKNOWLEDGES THAT SUCH WAIVER IS A MATERIAL INDUCEMENT TO BANK ENTERING INTO THIS AGREEMENT.

8.                  Borrower acknowledges and agrees that Bank may assign or transfer its rights and/or obligations under this Agreement and any other Loan Document, in whole or in part, to the SBA, the Treasury, a Facility or any purchaser or purchasers of the Note or any portion thereof.

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9.                  In consideration of Bank entering into this Agreement, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower hereby releases and forever discharges Bank, its past, present and future shareholders, successors, assigns, officers, directors, agents, attorneys and employees together with their respective heirs, legal representatives, legatees, successors and assigns (collectively “Released Parties”) of and from all actions, claims, demands, damages, debts, losses, liabilities, costs, causes of action either at law or in equity and of whatever kind or nature, whether known or unknown, direct or indirect, by reason of any matter, cause or thing whatsoever arising out of or relating to the transactions which are the subject of this Agreement. Borrower agrees to promptly indemnify and hold each Released Party harmless from all actions, claims, demands, damages, debts, losses, costs, expenses, judgments, monetary sanctions and similar liabilities caused by, arising out of or relating to any breach by Borrower of any of its covenants, agreements, representations or warranties set forth herein.

10.              As used herein, the term “Additional Rule” means any amendment to the Act; any additional federal statute altering or expanding the Rule; any Executive Order of the President of the United States altering or expanding the Rule; any official guidance, form, requirement, procedure, rule, regulation, reporting obligation, notice, program guide or other release by the SBA, the Treasury, a Facility or any other department, agency or administration of the United States Government altering or expanding the Rule or pertaining to, affecting or enabling forgiveness, purchase, repayment or other satisfaction of the principal balance of the Note and interest accrued thereon at any time or from time to time and/or interest thereon (whether accrued or thereafter to accrue) on such principal balance.

11.              This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The counterparts of this Agreement may be executed via “wet” signature or electronic mark and may be delivered using .pdf or similar file type transmitted via electronic mail, cloud based server, e- signature technology or other similar electronic means (including, without limitation, use of an electronic signature service such as DocuSign).

Executed under seal and delivered as of the 20th  day of   May  , 2020.

RPC Design & Manufacturing LLC (SEAL)
Name of Borrower

By: /s/ Matt Nicosia
Authorized Officer, Manager or Partner

Matt Nicosia
Print Name

CEO
Print Office Held

BLUE RIDGE BANK, N.A.

By:
Authorized Officer

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SBA PAYCHECK PROTECTION PROGRAM PROMISSORY NOTE

FOR VALUE RECEIVED, the undersigned borrower (“Maker”) hereby promises to pay to the order of Blue Ridge Bank, N.A. (“Payee”) or its assigns (each of Payee or such assigns hereinafter called “Holder”), in lawful money of the United States the principal amount specified adjacent to Maker’s signature below, as reduced as provided herein, together with interest on the unpaid principal balance of this Note from the date hereof until paid in full, at the interest rate (calculated on an a 30/360 basis), as set forth herein (the “Loan”).

1.                  Interest Rate. The interest rate on this Note is one percent (1.00%) per annum.

2.                  Payments. Payments of principal and interest will be deferred for six (6) months from the date of the making of this Note specified below (the last day of such period being the “Period End Date”). Thereafter, commencing on the seven (7) month anniversary of the date of this Note and continuing on the same date in each of the seventeen (17) succeeding calendar months, Maker shall pay to Holder a monthly payment equal to the sum of (a) one-eighteenth (1/18th) of the principal balance of this Note as of the Period End Date, (b) applicable accrued interest, and (c) one-eighteenth (1/18th) of the total interest accrued, but deferred, on the principal balance of this Note through the Period End Date. Any and all other charges due under the terms of this Note shall be due and payable with the last such monthly payment. The principal amount of this Note and interest due thereon shall be reduced by the amount of any Forgiveness or Repurchase (as such terms are defined herein). Holder and Maker agree that Holder will provide to Borrower in advance of the Period End Date a schedule specifying the amount(s) of the monthly payments set forth above (“Schedule”) and that the Schedule shall be deemed a part of and incorporated into this Note.

3.                  Term and Maturity Date. The term of this Note shall end upon the due date of the last monthly payment specified in Section 2. above (the “Maturity Date”).

4.                  Prepayment. This Note may be prepaid prior to the Maturity Date, in full or in part, together with all accrued interest on the date of prepayment, at any time, without penalty.

5.                  Set-Off. To the extent not prohibited by law, including the Coronavirus Aid, Relief and Economic Security Act (“Act”), the Interim Final Rule of the Small Business Administration (the “SBA”) promulgated on April 2, 2020 and identified therein as Docket No. SBA-2020-0015, 13 C.F.R. Part 120 and supplemented by the SBA on April 4, 2020 (the “Rule”) or any Additional Rule (as defined herein), Holder may exercise the right to set-off any amount due and payable under this Note, whether matured or unmatured, against any amount owing by Holder to Maker, including any and all of Maker’s deposit or similar accounts with Holder and further including all such accounts Maker holds jointly with another person or entity and all accounts with Holder that Maker may open in the future. Such right of set-off may be exercised by Holder against Maker or against any assignee of Maker for the benefit of creditors, receiver or execution, judgment or attachment creditor of Maker, notwithstanding the fact that such set-off right was not exercised by Holder prior to the making, filing or issuance or service upon Holder of, or a notice of, any assignment for the benefit of creditors, appointment or application of a receiver, or issuance of execution, subpoena, order or warrant.

6.                  Method of Payment. All payments of principal or interest due under this Note shall be made by Maker as set forth on the signature page of this Note or to such other place or by such other method as provided in writing to Maker by Holder, and in such money of the United States as shall be legal tender for the payment of public and private debts. Whenever payment due hereunder falls due on a day which is a Saturday, Sunday or legal holiday under the laws specified in Section 10 below, such payment shall be made in the next succeeding day which is not a Saturday, Sunday or a legal holiday.

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7.                  Default. The occurrence of any of the following events constitutes an event of default under this Note (each an “Event of Default”):

a.                   A determination by the SBA or the United States Department of the Treasury (the “Treasury”) that the Loan is not an “eligible loan” under the Act, the Rule or any Additional Rule;

b.                  A determination by the SBA or the Treasury that any use of the proceeds of the Note by Maker prohibits the forgiveness of principal and interest (whether or not then deferred as to payment as provided herein) due under this Note (“Forgiveness”) or a Repurchase (as defined herein) pursuant to the Act, the Rule or any Additional Rule and the payment of such forgiven or purchased principal and interest to Holder by the SBA, the Treasury or any Facility (as defined herein);

c.                   Any failure by Maker to make any payment due under this Note when or in the amount due;

d.                  Any act or omission of Maker resulting in the termination of the SBA’s guarantee of the Loan pursuant to the Act, the Rule or any Additional Rule;

e.	The dissolution or other termination of the existence of Maker;

f.                    The commencement of any proceeding under bankruptcy or insolvency laws by or against Maker;

g.                  Maker’s failure to promptly and fully file or otherwise provide to the SBA, or to promptly provide to Holder so that it may file or otherwise provide to the SBA, all documents, statements, records, certification, calculations, authorizations and other information (“Submission Materials”) required by the SBA to promptly effect a Forgiveness;

h.                  Any breach by Maker of the Loan Agreement between Maker and Payee of even date herewith (“Loan Agreement”);

i.                    Maker’s failure to promptly and fully file or otherwise provide to the SBA, the Treasury, any other department, agency or administration of the United States Government, or any facility, fund or other mechanism established or sponsored by the

SBA, the Treasury or any other such department, agency or administration (each a “Facility”) enabled to purchase, forgive or otherwise extinguish this Note by reimbursing or otherwise paying to Holder the principal and all accrued, but unpaid, interest under this Note (a “Repurchase”) all Submission Materials required by the SBA, the Treasury or a Facility to promptly effect such Repurchase or Maker fails to promptly and fully provide to Holder all such Submission Materials required by the SBA, the Treasury or a Facility necessary for Holder to file or otherwise provide to the SBA, the Treasury or a Facility all materials necessary to effect such Repurchase;

j.                    Any default by Maker on any other loan, extension of credit, security or similar credit document with Holder;

k.                  Any default on any loan, extension of credit, security agreement, sale of assets or any other agreement with another creditor if Holder believes such default may materially affect Maker’s ability to pay this Note;

l.                    Maker becomes the subject of a civil or criminal action that Holder believes may materially affect Maker’s ability to pay this Note; or

m.                The reorganization or merger, or change of 25% or more of the equity ownership, of Maker without Holder’s prior written consent.

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Upon an instance of an Event of Default, Holder may declare Maker in default (“Default”) and this Note immediately due and payable, and pursue any remedy available to it under the Act, the Rule, any Additional Rule, or otherwise at law or in equity.

8.                  Interest Rate After Default. Except to the extent prohibited by the Act, the Rule or any Additional Rule, upon Default the interest rate specified in Section 1. above shall be increased to four percent (4%) per annum.

9.                  Assignment. Holder may assign this Note and its rights and obligations herein, in whole or in part, to the SBA, the Treasury, a Facility or any purchaser or purchasers of this Note or any portion hereof. Maker may not assign any of its rights or obligations herein without the prior written consent of Holder.

10.              Governing Law. This Note shall be governed by and construed under and in accordance with the laws of the State of Virginia. When the SBA is the Holder of this Note, this Note will be interpreted and enforced under federal law, including the SBA regulations. Payee or the SBA may use state or local procedures for filing papers, recording documents, giving notice and other purposes. By using such procedures, the SBA does not waive any federal immunity from state or local control, penalty, tax or liability. As to this Note, Maker may not claim or assert against the SBA any local or state law to deny any obligation, defeat any claim of the SBA, or preempt federal law.

11.              Headings. The headings of the Sections of this Note are for convenience only and shall not be used to construe any provision hereof.

12.              Severability. Any provision of this Note prohibited by the Act, the Rule or any Additional Rule, or any other laws of any jurisdiction shall be ineffective to the extent of such prohibition or modified to conform therewith, without invalidating the remaining provisions of this Note.

13.              Binding Effect. This Note shall bind and inure to the benefit of the parties and their respective legal representatives, successors, and permitted assigns.

14.              Waiver of Protest. Maker waives presentment, protest, notice of protest and non- payment, or other notice of default, notice of acceleration and intention to accelerate and agrees that its liability under this Note shall not be affected by any renewal or extension in the time of payment hereof, or by any indulgences, and hereby consents to any and all renewals, extensions, indulgences, releases, or changes, regardless of the number of such renewals, extensions, indulgences, releases or changes.

15.              Rights and Waivers. No failure or delay on the part of Holder in exercising any right, power or privilege under this Note or the Loan Agreement, or under the Act, the Rule, any Additional Rule or any other applicable law shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No waiver or modification of any right, power or privilege of Holder or of any obligation of Maker shall be effective unless such waiver or modification is in writing, and signed by Holder and then only to the extent set forth therein. A waiver by Holder of any right, power, or privilege hereunder on any one occasion shall not be construed as a bar to, or waiver of, the exercise of any such right, power or privilege which Holder otherwise would have on any subsequent occasion.

16.              Costs of Collection. If this Note is placed in the hands of an attorney for collection, or if it is collected through any legal proceeding at law or in equity, or in bankruptcy, receivership or other court proceedings, Maker agrees to pay all costs of collection, including, but not limited to, court costs and reasonable attorneys’ fees actually incurred by Holder, including all costs of appeal.

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17.              Additional Rules. As used in this Note, the term “Additional Rule” means any amendment to the Act; any additional federal statute altering or expanding the Rule; any Executive Order of the President of the United States altering or expanding the Rule; any official guidance, form, requirement, procedure, rule, regulation, reporting obligation, notice, program guide or other release by the SBA, the Treasury, a Facility or any other department, agency or administration of the United States Government altering or expanding the Rule or pertaining to, affecting or enabling forgiveness, purchase, repayment or other satisfaction of the principal balance of this Note at any time or from time to time and/or interest thereon (whether accrued or thereafter to accrue) on such principal balance.

18.              Electronic Signatures. This Note may be executed by Maker via “wet” signature or electronic mark and may be delivered using a .pdf or similar file type transmitted via electronic mail, cloud-based server, e-signature technology or other similar electronic means (including, without limitation, use of an electronic signature service such as DocuSign.

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IN WITNESS WHEREOF, Maker has duly endorsed this Note under seal on the 20th day of May       , 2020.

RPC Design & Manufacturing LLC
Name of Maker
Principal Amount:

$ 205,200.00	By: /s/ Matt Nicosia (SEAL)
Authorized Officer, Manager or Partner

Matt Nicosia
Print Name

CEO
Print Office Held

Method/Place of Payment

If payment made by mail:

Blue Ridge Bank, N.A.

PO Box 609

Luray VA 22835-0609

If payment made by wire transfer:

Blue Ridge Bank, N.A.

17 W. Main Street

Luray, VA 22835

ABA #051402372

Reference:

Account Holder

Account Number

If payment made by other method:

17 W. Main Street

Luray, VA 22835

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1 SBA PPP Thank You Letter, 1 ACH Form, 1 SBA PPP Loan Agreement, 1 SBA PPP Promissory Note

Final Audit Report 2020-05-27

Created:	2020-05-27
By:	Blue Ridge Bank (sbaclosing@mybrb.com)
Status:	Signed
Transaction ID:	CBJCHBCAABAANhtc0ydRFIVjv7m8294_kohRtHkQRRg

"1 SBA PPP Thank You Letter, 1 ACH Form, 1 SBA PPP Loan Agreement, 1 SBA PPP Promissory Note" History

- Document created by Blue Ridge Bank (sbaclosing@mybrb.com)
  2020-05-27 - 5:06:21 PM GMT- IP address: 66.207.68.98

- Document emailed to Matt Nicosia (matt@vivakor.com) for signature
  2020-05-27 - 5:06:27 PM GMT

- Email viewed by Matt Nicosia (matt@vivakor.com)
  2020-05-27 - 5:08:01 PM GMT- IP address: 74.125.209.21

- Document e-signed by Matt Nicosia (matt@vivakor.com)
  Signature Date: 2020-05-27 - 5:08:39 PM GMT - Time Source: server- IP address: 174.247.98.123

- Signed document emailed to Matt Nicosia (matt@vivakor.com) and Blue Ridge Bank (sbaclosing@mybrb.com)
  2020-05-27 - 5:08:39 PM GMT

BLUE RIDGE BANK | POWERED BY Adobe Sign

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